Exhibit 3.1

BLUECITY HOLDINGS LIMITED

(the “Company”)

(incorporated in the Cayman Islands with exempted limited liability)

Written Resolutions of the shareholders of the Company passed pursuant to the Company’s Sixth Amended and Restated Memorandum and Articles of Association on April 12, 2018.

We, the undersigned, being all the shareholders of the Company acting by written consent without a meeting DO HEREBY CONSENT to the adoption of the following resolutions:

1.	REORGANIZATION OF SHARE CAPITAL RE-CLASSIFICATION AND RE-DESIGNATION

IT WAS NOTED THAT, the Company has an authorized capital of US$50,000 divided into 490,232,455 ordinary shares of a par value of US$0.0001 per share (the “Ordinary Shares”), 1,150,862 series A preferred shares of a par value of US$0.0001 per share (the “Series A Preferred Shares”), 1,891,291 series A-1 preferred shares of a par value of US$0.0001 per share (the “Series A-1 Preferred Shares”), 1,862,069 series B preferred shares of a par value of US$0.0001 per share (the “Series B Preferred Shares”), 1,246,621 series C preferred shares of a par value of US$0.0001 per share (the “Series C Preferred Shares”), 977,961 series C-1 preferred shares of a par value of US$0.0001 per share (the “Series C-1 Preferred Shares”), 116,640 series C-2 preferred shares of a par value of US$0.0001 per share (the “Series C-2 Preferred Shares”) and 2,522,101 series D preferred shares of a par value of US$0.0001 per share (the “Series D Preferred Shares”).

IT IS RESOLVED AS A SPECIAL RESOLUTION THAT, the authorized share capital of the Company be and is hereby reclassified and re-designated into 489,944,215 Ordinary Shares, 1,439,102 Series A Preferred Shares, 1,891,291 Series A-1 Preferred Shares, 1,862,069 Series B Preferred Shares, 1,246,621 Series C Preferred Shares, 977,961 Series C-1 Preferred Shares, 116,640 Series C-2 Preferred Shares and 2,522,101 Series D Preferred Shares.

2.	AMENDMENT TO THE SIXTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

IT IS RESOLVED AS A SPECIAL RESOLUTION THAT, the clause 7 of the Six Amended and Restated Memorandum of Association of the Company be deleted in its entirety and the following clause be substituted in lieu thereof:

The share capital of the Company is US$50,000 divided into 489,944,215 Ordinary Shares with a par value of US$0.0001 each and 10,055,785 Preferred Shares with a par value of US$0.0001 each, of which 1,439,102 Preferred Shares are designated as Series A Preferred Shares with a par value of US$0.0001 each, 1,891,291 Preferred Shares are designated as Series A-1 Preferred Shares with a par value of US$0.0001 each, 1,862,069 Preferred Shares are designated as Series B Preferred Shares with a par value of US$0.0001 each, 1,246,621 Preferred Shares are designated as Series C Preferred Shares with a par value of US$0.0001 each, 977,961 Preferred Shares are designated as Series C-1 Preferred Shares with a par value of US$0.0001 each, 116,640 Preferred Shares are designated as Series C-2 Preferred Shares with a par value of US$0.0001 each, and 2,522,101 Preferred Shares are designated as Series D Preferred Shares with a par value of US$0.0001 each, all of which with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended or modified from time to time) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

BLUECITY HOLDINGS LIMITED

(an exempted company with limited liability incorporated in the Cayman Islands)

(the “Company”)

WRITTEN RESOLUTIONS OF ALL THE SHAREHOLDERS OF THE COMPANY PASSED

PURSUANT TO THE SIXTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF

ASSOCIATION OF THE COMPANY (THE “CURRENT M&A”) ON APRIL 3, 2020

We the undersigned, being all the shareholders of the Company (the “Shareholders”), acting by written consent without a meeting pursuant to the Company’s Current M&A do hereby adopt and pass the following resolutions:

1.	AMENDING THE ARTICLES OF ASSOCIATION

RESOLVED AS A SPECIAL RESOLUTION THAT Article 101 of the Company’s Articles of Association be deleted in its entirety and replaced with the following new Article 101:

“101. The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, the quorum shall be a majority of Directors then in office, PROVIDED ALWAYS (i) a Director and his appointed alternate Director being considered only one person for this purpose, and (ii) if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.”

FURTHER RESOLVED THAT the secretary and/or registered office provider of the Company be and is hereby authorised and directed to make all necessary filings with the Registrar of Companies in the Cayman Islands in respect of the above resolution.

Company No.: 283617

SIXTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

BLUECITY HOLDINGS LIMITED

Incorporated on the 17th day of December, 2013

Amended and Restated this 15th day of September, 2014

Second Amended and Restated this 4th day of November, 2014

Third Amended and Restated this 8th day of April, 2016

Fourth Amended and Restated this 27th day of June, 2016

Fifth Amended and Restated this 3rd day of July, 2017

Sixth Amended and Restated this 2nd day of November, 2017

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

BLUECITY HOLDINGS LIMITED

(adopted by Special Resolution on November 2, 2017)

1.	The name of the Company is BlueCity Holdings Limited.

2.

The Registered Office of the Company shall be at the offices of: Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a) (i)

To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii)

To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(b)

To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)

To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)

To subscribe for, conditionally or unconditionally, to underwrite issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)

To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)

To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

4.

In the interpretation of this Memorandum of Association in general and of Clause 4 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in Clause 4 or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

5.

Except as prohibited or limited by the Companies Law (as amended or modified from time to time), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

6.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

7.

The share capital of the Company is US$50,000 divided into 490,232,455 Ordinary Shares with a par value of US$0.0001 each and 9,767,545 Preferred Shares with a par value of US$0.0001 each, of which 1,150,862 Preferred Shares are designated as Series A Preferred Shares with a par value of US$0.0001 each, 1,891,291 Preferred Shares are designated as Series A-1 Preferred Shares with a par value of US$0.0001 each, 1,862,069 Preferred Shares are designated as Series B Preferred Shares with a par value of US$0.0001 each, 1,246,621 Preferred Shares are designated as Series C Preferred Shares with a par value of US$0.0001 each, 977,961 Preferred Shares are designated as Series C-1 Preferred Shares with a par value of US$0.0001 each, 116,640 Preferred Shares are designated as Series C-2 Preferred Shares with a par value of US$0.0001 each, and 2,522,101 Preferred Shares are designated as Series D Preferred Shares with a par value of US$0.0001 each, all of which with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended or modified from time to time) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

8.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (as amended or modified from time to time) and, subject to the provisions of the Companies Law (as amended or modified from time to time) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.	The Company may amend its Memorandum of Association by a resolution of Members in accordance with the relevant provisions of the Articles of Association.

10.	Capitalized terms that are not defined herein shall bear the same meanings as those given in the Sixth Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

BLUECITY HOLDINGS LIMITED

(adopted by Special Resolution on November 2, 2017)

1.	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith.

“Additional Stock”	shall bear the meaning as ascribed to it in Article 17(v).

“Articles”	means these Sixth Amended and Restated Articles of Association as originally framed or as from time to time altered by Special Resolution.

“Applicable Automatic Conversion”	shall bear the meaning as ascribed to it in Article 16(b).

“Applicable Conversion Price”	means the applicable Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price, the Series C-2 Conversion Price, or the Series D Conversion Price, as the case may be.

“Applicable Original Issue Date”	means the applicable Series A Original Issue Date, Series A-1 Original Issue Date, the Series B Original Issue Date, the Series C Original Issue Date, Series C-1 Original Issue Date, Series C-2 Original Issue Date, or Series D Original Issue Date, as the case may be.

“as adjusted”	means as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement.

“Auditors”	means the Persons for the time being performing the duties of auditors of the Company.

“Board of Directors” or “Board”	means the board of directors of the Company.

“business day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in (i) the Cayman Islands, with respect to any action to be undertaken or notice to be given in the Cayman Islands, or (ii) the PRC, Hong Kong or Luxembourg, Guernsey with respect to any action to be undertaken or notice to be given in such jurisdiction.

“CDH”	means Rainbow Rain Limited and/or its successors in title, assigns and transferees.

“Chairman”	means the chairman of the Board of Directors, or the chairman temporarily appointed at each of the general meeting of Members.

“Company”	means BlueCity Holdings Limited, an exempted company organized and existing under the laws of the Cayman Islands.

“CPC”	means China Prosperity Capital Alpha Limited and/or its successors in title, assigns and transferees.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the members of the Board of Directors.

“Dispose”	means to make or to effect any sale, assignment, exchange, transfer, or to grant any option, right of first refusal or other right or interest whatsoever or to enter into agreement for any of the same and the expression “Disposal” shall be construed accordingly.

“Domestic Enterprise”	means Beijing BlueCity Culture and Media Co., Ltd. (北京蓝城兄弟文化传媒有限公司), a company organized and existing under the laws of the PRC.

“Drag-Along Shareholders”	shall bear the meaning as ascribed to it in Article 128(a).

“Drag-Along Sale”	shall bear the meaning as ascribed to it in Article 128(a).

“Dragged Shareholders”	shall bear the meaning as ascribed to it in Article 128(a).

“Drag-Along Notice”	shall bear the meaning as ascribed to it in Article 128(b).

“Drag-Along Sale Date”	shall bear the meaning as ascribed to it in Article 128(b).

“Equity Securities”	means any Ordinary Shares or Ordinary Share Equivalents of the Company.

“Founder”	means Ma Baoli (马保力), a PRC citizen with PRC ID ****.

“GAAP”	means the generally accepted accounting principles in the jurisdiction agreed upon by the Preferred Majority in effect from time to time.

“Group Companies”	means the Company, BlueCity Holdings Hong Kong Limited, a company organized under the laws of Hong Kong, the PRC Subsidiary, the Domestic Enterprise, BlueCity International Ltd., a private limited company organized under the laws of England and Wales, Blue Baby LLC, a limited liability company organized under the laws of California, the United States, and their respective Subsidiaries (with each of such Group Companies being referred to as a “Group Company”).

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“Liquidation Event”	means (a) a sale, lease, transfer or other disposition of all or substantially all of the assets of any Group Company (or a series of related transactions resulting in such sale, lease, transfer or other disposition of all or substantially all of the assets of any Group Company occurred within twelve (12) months prior to the completion date of a Liquidation Event), (b) a transfer or an exclusive licensing of all or substantially all of the intellectual property of any Group Company to a third party, (c) a sale, transfer or other disposition of a majority of the issued and outstanding share capital of any Group Company or a majority of the voting power of any Group Company; (d) a merger, consolidation or other business combination of any Group Company with or into any other business entity in which the shareholders of any Group Company immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity, (e) invalidation of the variable interest entity structure contemplated by the Control Documents (as respectively defined in the Series D Share Purchase Agreement), which results in the Company being unable to effectively control the Domestic Enterprise or consolidate the financial statements of the Domestic Enterprise, and alternative option acceptable to all shareholders cannot be identified, (f) any breach of any Transaction Agreements or Control Documents by any of the Covenantors (as defined in the Series D Share Purchase Agreement), which results in a Material Adverse Effect (as defined in the Series D Share Purchase Agreement), or (g) subject to consent of the Preferred Majority and before the Qualified IPO, occurrence of a Termination Event. For the avoidance of doubt, a Drag-Along Sale shall be deemed as a Liquidation Event.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“Memorandum”	means the memorandum of association of the Company in force and effect, as amended and restated from time to time.

“month”	means calendar month.

“Ordinary Directors”	shall bear the meaning as ascribed to it in Article 78(f).

“Ordinary Share”	means the ordinary shares in the capital of the Company with a par value of US$0.0001 per share.

“Ordinary Share Equivalents”	means any rights, options, or warrants to purchase or exercisable for Ordinary Shares, or securities of any type whatsoever that are, or may become, convertible into, exchangeable for or exercisable for said equity securities, including, without limitation, the Preferred Shares.

“Ordinary Resolution”	a resolution of Members passed either (i) as a written resolution signed by all Members entitled to vote, or (ii) at a meeting by Members holding at least a majority of all the outstanding shares of the Company, calculated on a fully converted basis, subject to Articles 74 and 75.

“paid-up”	means paid-up and/or credited as paid-up.

“Person” or “person”	means any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes Hong Kong, the Macau Special Administrative Region and the island of Taiwan.

“PRC Subsidiary”	means Beijing BlueCity Information Technology Co., Ltd. (北京蓝城兄弟信息技术有限公司), a wholly foreign-owned enterprise established under the laws of the PRC.

“Preferred Directors”	shall bear the meaning as ascribed to it in Article 78.

“Preferred Majority”	means the holders of at least ninety-two (92%) of the Preferred Shares (voting together as a single class and calculated on an as-converted basis).

“Preferred Shares”	means the preferred shares in the capital of the Company with a par value of US$0.0001 per share, including Series A Shares, Series A-1 Shares, Series B Shares, Series C Shares, Series C-1 Shares, Series C-2 Shares and Series D Shares.

“Preferred Shareholder”	means the holder of the Preferred Shares.

“Potential Purchaser”	shall bear the meaning as ascribed to it in Article 128(a).

“Qualified IPO”	means within four (4) anniversary of the Second Closing Date (as defined in the Series D Share Purchase Agreement), a firm commitment underwritten public offering of the Ordinary Shares (or securities representing Ordinary Shares) in the United States, Hong Kong or Mainland China (excluding the National Equities Exchange and Quotations), or other jurisdiction with a pre-offering valuation of at least US$850,000,000 and raising at least US$100,000,000 proceeds, and the shares of the Company shall be negotiable at the time of the Qualified IPO and after the expiration of the lock-up period after the Qualified IPO in such jurisdiction, subject to the approval by the Preferred Majority.

“Redeemable Preferred Shares”	means the Series A-1 Shares, the Series B Shares, the Series C Shares, the Series C-1 Shares, the Series C-2 Shares and/or the Series D Shares.

“Redemption Price”	means the price paid by the Company for Redeemable Preferred Shares in accordance with these Articles.

“Redemption Preference”	shall bear the meaning as ascribed to it in Article 11(n).

“Redemption Request”	shall bear the meaning as ascribed to it in Article 11(i).

“Redemption Start Date”	shall bear the meaning as ascribed to it in Article 11(c).

“Redemption Date”	shall bear the meaning as ascribed to it in Article 11(i).

“Redeeming Preferred Shareholder”	shall bear the meaning as ascribed to it in Article 11(i).

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities”	means any shares, stocks, debentures, funds, bonds, notes or any rights, warrants, options or interests in respect of any of the foregoing or any other derivatives or instruments having similar economic effect.

“Series A Automatic Conversion”	shall bear the meaning as ascribed to it in Article 16(b).

“Series A Conversion Price”	shall bear the meaning as ascribed to it in Article 16(a).

“Series A Issue Price”	means Renminbi 2.35294118 per Series A Share, as adjusted.

“Series A Original Issue Date”	means the date of the first sale and issuance of Series A Shares.

“Series A Preference Amount”	shall bear the meaning as ascribed to it in Article 138(f).

“Series A Share(s)”	means the convertible series A preferred shares in the capital of the Company with par value of US$0.0001 per share.

“Series A-1 Automatic Conversion”	shall bear the meaning as ascribed to it in Article 16(b).

“Series A-1 Conversion Price”	shall bear the meaning as ascribed to it in Article 16(a).

“Series A-1 Director”	shall bear the meaning as ascribed to it in Article 78(a).

“Series A-1 Issue Price”	means US$0.88235 per Series A-1 Share, as adjusted.

“Series A-1 Original Issue Date”	means the date of the first sale and issuance of Series A-1 Shares.

“Series A-1 Share(s)”	means the convertible series A-1 preferred shares in the capital of the Company with par value of US$0.0001 per share.

“Series A-1 Preferred Dividend”	shall bear the meaning as ascribed to it in Article 118(f).

“Series A-1 Redeeming Share(s)”	shall bear the meaning as ascribed to it in Article 11(h).

“Series B Automatic Conversion”	shall bear the meaning as ascribed to it in Article 16(b).

“Series B Closing Date”	means November 4, 2014.

“Series B Conversion Price”	shall bear the meaning as ascribed to it in Article 16(a).

“Series B Director”	shall bear the meaning as ascribed to it in Article 78(b).

“Series B Issue Price”	means US$6.63241 per Series B Share, as adjusted.

“Series B Majority”	means holders of more than fifty percent (50%) of Series B Shares

“Series B Original Issue Date”	means the date of the first sale and issuance of Series B Shares.

“Series B Preference Amount”	shall bear the meaning as ascribed to it in Article 138(e).

“Series B Preferred Dividend”	shall bear the meaning as ascribed to it in Article 118(e).

“Series B Share(s)”	means the convertible series B preferred shares in the capital of the Company with par value of US$0.0001 per share.

“Series B Redeeming Share(s)”	shall bear the meaning as ascribed to it in Article 11(h).

“Series C Automatic Conversion”	shall bear the meaning as ascribed to it in Article 16(b).

“Series C Closing Date”	means April 8, 2016.

“Series C Conversion Price”	shall bear the meaning as ascribed to it in Article 16(a).

“Series C Director”	shall bear the meaning as ascribed to it in Article 78(c).

“Series C Issue Price”	means US$12.884 per Series C Share, as adjusted.

“Series C Original Issue Date”	means the date of the first sale and issuance of Series C Shares.

“Series C Preference Amount”	shall bear the meaning as ascribed to it in Article 138(d).

“Series C Preferred Dividend”	shall bear the meaning as ascribed to it in Article 118(d).

“Series C Share(s)”	means the convertible series C preferred shares in the capital of the Company with par value of US$0.0001 per share.

“Series C Redeeming Share(s)”	shall bear the meaning as ascribed to it in Article 11(g).

“Series C-1 Automatic Conversion”	shall bear the meaning as ascribed to it in Article 16(b).

“Series C-1 Closing Date”	means June 27, 2016.

“Series C-1 Conversion Price”	shall bear the meaning as ascribed to it in Article 16(a).

“Series C-1 Director”	shall bear the meaning as ascribed to it in Article 78(d).

“Series C-1 Issue Price”	means US$16.1049 per Series C-1 Share, as adjusted. With respect to each of the 232,847 Series C-1 Shares re-classified and re-designated from Series A-1 Shares, means US$12.884 per such Series C-1 Share.

“Series C-1 Majority”	means holders of more than fifty percent (50%) of Series C-1 Shares

“Series C-1 Original Issue Date”	means the date of the first sale and issuance of Series C-1 Shares.

“Series C-1 Preference Amount”	shall bear the meaning as ascribed to it in Article 138(c).

“Series C-1 Preferred Dividend”	shall bear the meaning as ascribed to it in Article 118(c).

“Series C-1 Share(s)”	means the convertible series C-1 preferred shares in the capital of the Company with par value of US$0.0001 per share.

“Series C-1 Redeeming Share(s)”	shall bear the meaning as ascribed to it in Article 11(f).

“Series C-2 Automatic Conversion”	shall bear the meaning as ascribed to it in Article 16(b).

“Series C-2 Conversion Price”	shall bear the meaning as ascribed to it in Article 16(a).

“Series C-2 Issue Price”	means US$25.720 per Series C-2 Share, as adjusted.

“Series C-2 Majority”	means holders of more than fifty percent (50%) of Series C-2 Shares

“Series C-2 Original Issue Date”	means the date of the first sale and issuance of Series C-2 Shares.

“Series C-2 Preference Amount”	shall bear the meaning as ascribed to it in Article 138(b).

“Series C-2 Preferred Dividend”	shall bear the meaning as ascribed to it in Article 118(b).

“Series C-2 Share(s)”	means the convertible series C-2 preferred shares in the capital of the Company with par value of US$0.0001 per share.

“Series C-2 Redeeming Share(s)”	shall bear the meaning as ascribed to it in Article 11(e).

“Series D Automatic Conversion”	shall bear the meaning as ascribed to it in Article 16(b).

“Series D Conversion Price”	shall bear the meaning as ascribed to it in Article 16(a).

“Series D Director”	shall bear the meaning as ascribed to it in Article 78(e).

“Series D Issue Price”	means US$27.7546 per Series D Share, as adjusted.

“Series D Majority”	means holders of more than fifty percent (50%) of Series D Shares.

“Series D Original Issue Date”	means the respective date of the first sale and issuance of certain amount of Series D Shares to Primevera Inc.or CDH.

“Series D Preference Amount”	shall bear the meaning as ascribed to it in Article 138(a).

“Series D Preferred Dividend”	shall bear the meaning as ascribed to it in Article 118(a).

“Series D Share(s)”	means the convertible series D preferred shares in the capital of the Company with par value of US$0.0001 per share.

“Series D Redeeming Share(s)”	shall bear the meaning as ascribed to it in Article 11(d).

“share”	means any Ordinary Share and/or Preferred Share including a fraction of a share.

“Series D Share Purchase Agreement”	means the Series D Share Purchase Agreement dated September 30, 2017 with respect to CDH’s subscription for and the issuance of Series D Shares.

“Shareholders Agreement”	means the Fifth Amended and Restated Shareholders Agreement dated November 2, 2017 by and among, inter alia, the holders of Ordinary Shares, the holders of Series A Shares, the holders of Series A-1 Shares, the holders of Series B Shares, the holders of Series C Shares, the holders of Series C-1 Shares, the holders of Series D Shares and the Company.

“Special Resolution”	means a resolution of Members expressed to be a special resolution and passed either (i) as a unanimous written resolution signed by all the Members entitled to vote, or (ii) at a meeting by Members holding not less than ninety one (91%) of all the outstanding shares of the Company, calculated on a fully converted basis (Members can vote in person or by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given).

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary” or “subsidiary”	means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with GAAP, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.

“Termination Event”	refers to the termination of the Founder’s employment agreement with any Group Company for Cause, and “Cause” refers to voluntary termination of the Founder’s employment agreement with any Group Company by the Founder, or termination of the Founder’s employment agreement with any Group Company in accordance with Article 39 of the Labor Contract Law of the PRC only.

“written” and “in writing”	shall include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Any reference to any party or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.

Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. Share certificates shall be signed by one or more Directors or other persons authorized by the Directors. The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the Seal and authorised signature(s) affixed by some method or system of mechanical process.

Each certificate representing the shares shall bear legends substantially in the following form (in addition to any legend required under the laws of the Cayman Islands):

The securities represented by this certificate are subject to certain restrictions on transfer as set forth in the Shareholders Agreement as may be amended from time to time, a copy of which is on file at the principal office of the Company and will be furnished upon request to the holder of record of the shares represented by this certificate.

5.

Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.

Subject to the provisions, if any, in that behalf in the Shareholders Agreement, the Memorandum, and these Articles and to any direction that may be given by the Company in general meeting, and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in these Articles, the Company shall be precluded from issuing bearer shares, bearer warrants, bearer coupons or bearer certificates.

7.

The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.

The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of members in respect thereof.

9.

The Directors may not decline to register any transfer of shares unless such registration of transfer would be contrary to any provisions in the Memorandum, other provisions of these Articles, the Statute, or any other agreement binding on the Company (including without limitation the Shareholders Agreement), or such refusal to register the transfer is with reasonable cause. If the Directors refuse to register a transfer, they shall notify the transferee of such refusal within five (5) business days after receipt of a request for such transfer, providing a detailed explanation of the reason therefor.

10.

The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty five (45) days in any year.

REDEMPTION AND PURCHASE OF SHARES

11. (a)

Subject to the provisions of the Shareholders Agreement, the Statute, these Articles and the Memorandum, shares may be issued on the terms that they are, or at the option of the Company, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by a Special Resolution determine.

(b)

Subject to the provisions of the Shareholders Agreement, the Statute, these Articles and the Memorandum, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital.

(c)

Notwithstanding anything to the contrary in this Article 11, if the Company fails to complete the Qualified IPO prior to the fourth (4th) year anniversary of the Second Closing Date (as defined in the Series D Share Purchase Agreement) (the “Redemption Start Date”), the holders of Redeemable Preferred Shares shall be entitled to request the Company to redeem the Redeemable Preferred Shares in cash out of funds legally available therefor. In addition, if any of the Group Companies or Founder materially breaches any of the Transaction Agreements (as respectively defined in the Series D Share Purchase Agreements), the holder of Series D Shares shall be entitled to request the Company to redeem the Series D Redeeming Shares (as defined below) in cash out of funds legally available therefor. For the avoidance of doubt, any failure to obtain the requisite consents and permits for conducting the Principal Business (as defined in the Series D Share Purchase Agreement) in compliance with all applicable laws applicable to the Group Companies which result in complete cease of the Principal Business (as defined in the Series D Share Purchase Agreement) shall be deemed as one of the scenarios of “materially breach” hereunder.

(d)

If a holder of Series D Shares requests to redeem the Series D Shares (each, a “Series D Redeeming Share”, collectively “Series D Redeeming Shares”) held by such holder upon the occurrence of the events as specified in this Article 11(c), the Redemption Price paid by the

Company for such Series D Redeeming Shares shall be the greater of (i) the sum of the applicable Series D Issue Price (as adjusted), plus all declared but unpaid dividends on such Series D Redeeming Shares, and a compounded ten percent (10%) per annum return measured from the actual issue date of such Series D Redeeming Shares to actual payment of the applicable Redemption Price, and (ii) the fair market value of such Preferred Shares, the valuation of which shall be determined through an independent appraisal performed by a reputable appraisal firm mutually agreed upon by the Company and the Series D Majority (as the case may be); provided that such valuation shall not take into account any liquidity or minority interest discounts. The Redemption Price shall be proportionally adjusted for share splits, share consolidations, share dividends, recapitalizations and the like.

(e)

Upon the completion of the redemption of the Series D Redeeming Shares specified in Article 11(d), if a holder of Series C-2 Shares requests to redeem the Series C-2 Shares (each, a “Series C-2 Redeeming Share”, collectively “Series C-2 Redeeming Shares”) held by such holder upon the occurrence of the events as specified in this Article 11(c), the Redemption Price paid by the Company for such Series C-2 Redeeming Shares shall be the greater of (i) the sum of the applicable Series C-2 Issue Price (as adjusted), plus all declared but unpaid dividends on such Series C-2 Redeeming Shares, and a compounded eight percent (8%) per annum return measured from the actual issue date of such Series C-2 Redeeming Shares to actual payment of the applicable Redemption Price, and (ii) the fair market value of such Preferred Shares, the valuation of which shall be determined through an independent appraisal performed by a reputable appraisal firm mutually agreed upon by the Company and the Series C-2 Majority (as the case may be); provided that such valuation shall not take into account any liquidity or minority interest discounts. The Redemption Price shall be proportionally adjusted for share splits, share dividends, recapitalizations and the like.

(f)

Upon the completion of the redemption of the Series D Redeeming Shares specified in Article 11(d) and the Series C-2 Redeeming Shares specified in Article 11(e), if a holder of Series C-1 Shares requests to redeem the Series C-1 Shares (each, a “Series C-1 Redeeming Share”, collectively “Series C-1 Redeeming Shares”) held by such holder upon the occurrence of the events as specified in this Article 11(c), the Redemption Price paid by the Company for such Series C-1 Redeeming Shares shall be the greater of (i) the sum of the applicable Series C-1 Issue Price (as adjusted), plus all declared but unpaid dividends on such Series C-1 Redeeming Shares, and a compounded eight percent (8%) per annum return measured from the actual issue date of such Series C-1 Redeeming Shares to actual payment of the applicable Redemption Price, and (ii) the fair market value of such Preferred Shares, the valuation of which shall be determined through an independent appraisal performed by a reputable appraisal firm mutually agreed upon by the Company and the Series C-1 Majority (as the case may be); provided that such valuation shall not take into account any liquidity or minority interest discounts. The Redemption Price shall be proportionally adjusted for share splits, share dividends, recapitalizations and the like.

(g)

Upon the completion of the redemption of the Series D Redeeming Shares specified in Article 11(d), the Series C-2 Redeeming Shares specified in Article 11(e) and the Series C-1 Redeeming Shares specified in Article 11(f), if a holder of Series C Shares requests to redeem the Series C Shares (each, a “Series C Redeeming Share”, collectively “Series C Redeeming Shares”) held by such holder upon the occurrence of the events as specified in the this Article 11(c), the Redemption Price paid by the Company for such Series C Redeeming Shares shall be the greater of (i) the sum of the Series C Issue Price (as adjusted), plus all declared but unpaid dividends on such Series C Redeeming Shares, and a compounded eight percent (8%) per annum return measured from the actual issue date of such Series C Redeeming Shares to actual payment of the applicable Redemption Price, and (ii) the fair market value of such Preferred Shares, the valuation of which shall be determined through an independent appraisal performed by a reputable appraisal firm mutually agreed upon by the Company and holders of at least sixty percent (60%) of Series C Shares (as the case may be); provided that such valuation shall not take into account any liquidity or minority interest discounts. The Redemption Price shall be proportionally adjusted for share splits, share dividends, recapitalizations and the like.

(h)

Upon the completion of the redemption of the Series D Redeeming Shares specified in Article 11(d), the Series C-2 Redeeming Shares specified in Article 11(e), the Series C-1 Redeeming Shares specified in Article 11(f) and the Series C Redeeming Shares specified in Article 11(g), if a holder of Series B Shares requests to redeem the Series B Shares (each, a “Series B Redeeming Share”, collectively “Series B Redeeming Shares”) and/or if a holder of Series A-1 Shares requests to redeem the Series A-1 Shares (each, a “Series A-1 Redeeming Share”, collectively “Series A-1 Redeeming Shares”) upon the occurrence of the events as specified in the this Article 11(c), the Redemption Price per Series B Redeeming Share shall be the greater of (i) the sum of the Series B Issue Price (as adjusted), plus all declared but unpaid dividends on such Series B Redeeming Share, and a compounded eight percent (8%) per annum return measured from the actual issue date of such Series B Redeeming Shares to actual payment of the applicable Redemption Price, and (ii) the fair market value of such Series B Redeeming Shares, the valuation of which shall be determined through an independent appraisal performed by a reputable appraisal firm mutually agreed upon by the Company and the Series B Majority (as the case may be); provided that such valuation shall not take into account any liquidity or minority interest discounts. The Redemption Price per Series A-1 Redeeming Share shall be the sum of the Series A-1 Issue Price (as adjusted), plus all declared but unpaid dividends on such Series A-1 Redeeming Share, and a compounded eight percent (8%) per annum return measured from the actual issue date of such Series A-1 Redeeming Share to actual payment of the applicable Redemption Price. The Redemption Price shall be proportionally adjusted for share splits, share dividends, recapitalizations and the like.

(i)

A notice of a request (the “Redemption Request”) to redeem any Redeemable Preferred Shares held by a holder of such Redeemable Preferred Shares (the “Redeeming Preferred Shareholder”) shall be given by hand or by mail to the Company at any time on or after the Redemption Start Date stating the date on which the Redeemable Preferred Shares are to be redeemed (the “Redemption Date”), provided that, the Redemption Date shall be no earlier than ninety (90) days after such Redemption Request is given. Upon receipt of any such Redemption Request, the Company shall promptly give written notice of the Redemption Request to each non-requesting holder of record of Redeemable Preferred Shares stating the existence of such Redemption Request, the Redemption Price, the Redemption Date and the mechanics of redemption. If on the Redemption Date, the number of Redeemable Preferred Shares that may then be legally redeemed by the Company is less than the number of all Redeemable Preferred Shares requested to be redeemed, the Company shall redeem all Redeemable Preferred Shares in accordance with the Redemption Preference (as defined below). In the event that the number of Redeemable Preferred Shares that may then be legally redeemed by the Company is less than the number of the Redeemable Preferred Shares requested to be redeemed in one series or class, then the Company shall redeem such number of the Redeemable Preferred Shares requested to be redeemed as permitted to the maximum extent by applicable law on a pro-rata basis, and if there are still remaining Redeemable Preferred Shares in such series or class to be redeemed, the remaining Redeemable Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company is legally allowed to redeem such Redeemable Preferred Shares.

(j)

Notwithstanding the foregoing, if the Company fails to complete the Qualified IPO prior to the fourth (4th) year anniversary of the Series C-1 Closing Date, the holders of Series C-1 Shares shall be entitled to request the Company to redeem in cash out of funds legally available therefor pursuant to the procedures and at the Redemption Price specified above. However, if any holder of Series C-1 Shares requests to redeem the Series C-1 Shares pursuant to this Article 11(j), each holder of Series D Shares and Series C-2 Shares shall also be entitled to request the Company to redeem in cash out of funds legally available therefor.

(k)

Notwithstanding the foregoing, if the Company fails to complete the Qualified IPO prior to the fourth (4th) year anniversary of the Series C Closing Date, the holders of Series C Shares shall be entitled to request the Company to redeem in cash out of funds legally available therefor pursuant to the procedures and at the Redemption Price specified above. However, if any holder of Series C Shares requests to redeem the Series C Shares pursuant to this Article 11(k), each holder of Series D Shares, Series C-2 Shares and Series C-1 Shares shall also be entitled to request the Company to redeem in cash out of funds legally available therefor.

(l)

Notwithstanding the foregoing, if the Company fails to complete the Qualified IPO prior to the fourth (4th) year anniversary of the Series B Closing Date, the holders of Series B Shares and Series A-1 Shares shall be entitled to request the Company to redeem in cash out of funds legally available therefor pursuant to the procedures and at the Redemption Price specified above. However, if any holder of Series B Shares or Series A-1 Shares request to redeem the Series B Shares or Series A-1 Shares pursuant to this Article 11(l), each holder of Series D Shares, Series C-2 Shares, Series C-1 Shares and Series C Shares shall also be entitled to request the Company to redeem in cash out of funds legally available therefor.

(m)

Notwithstanding anything to the contrary contained herein, no other securities of the Company shall be redeemed unless and until the Company shall have first redeemed all of the Series D Redeeming Shares and shall have fully paid all Redemption Price for such Series D Redeeming Shares requested to be redeemed; and thereafter, no other securities of the Company shall be redeemed unless and until the Company shall have second redeemed all of the Series C-2 Redeeming Shares and shall have fully paid all Redemption Price for such Series C-2 Redeeming Shares requested to be redeemed; and thereafter, no other securities of the Company shall be redeemed unless and until the Company shall have third redeemed all of the Series C-1 Redeeming Shares and shall have fully paid all Redemption Price for such Series C-1 Redeeming Shares requested to be redeemed; and further thereafter, no other securities of the Company shall be redeemed unless and until the Company shall have fourth redeemed all of the Series C Redeeming Shares and shall have fully paid all Redemption Price for such Series C Redeeming Shares requested to be redeemed; and further thereafter, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of other Redeemable Preferred Shares and shall have fully paid all Redemption Price for such Redeemable Preferred Shares requested to be redeemed.

(n)

If the Company fails to pay on the Redemption Date the full Redemption Price in respect of a Redemption Request on such date because it has inadequate funds legally available therefor or for any other reason, the funds that are legally available shall nonetheless be paid and applied on the Redemption Date, (i) first against all Series D Redeeming Shares pro rata based on the number of all Series D Redeeming Shares held by one requesting holder of the Series D Redeeming Shares and the number of all Series D Redeeming Shares held by all requesting holders of the Series D Redeeming Shares, (ii) only after the payment in full of the Redemption Price against all Series D Redeeming Shares, then against all Series C-2 Redeeming Shares pro rata based on the number of all Series C-2 Redeeming Shares held by one requesting holder of the Series C-2 Redeeming Shares and the number of all Series C-2 Redeeming Shares held by all requesting holders of the Series C-2 Redeeming Shares, (iii) only after the payment in full of the Redemption Price against all Series D Redeeming Shares and Series C-2 Redeeming Shares, then against all Series C-1 Redeeming Shares pro rata based on the number of all Series C-1 Redeeming Shares held by one requesting holder of the Series C-1 Redeeming Shares and the number of all Series C-1 Redeeming Shares held by all requesting holders of the Series C-1 Redeeming Shares, (iv) only after the payment in full of the Redemption Price against all Series D Redeeming Shares, Series C-2 Redeeming Shares and Series C-1 Redeeming Shares, then against all Series C Redeeming Shares pro rata based on the number of all Series C Redeeming Shares held by one requesting holder of the Series C Redeeming Shares and the number of all Series C Redeeming Shares held by all requesting holders of the Series C Redeeming Shares, (v) only after the payment in full of the Redemption Price against all Series D Redeeming Shares, Series C-2 Redeeming Shares, Series C-1 Redeeming Shares and Series C Redeeming Shares, then against all Series B Redeeming Shares and Series A-1 Redeeming Shares pro rata based on the number of all Series B Redeeming Shares and/or Series A-1 Redeeming Shares held by one requesting holder of the Series B Redeeming Shares and/or Series A-1 Redeeming Shares and the number of all Series B Redeeming Shares and/or Series A-1 Redeeming Share held by all requesting holders of the Series B Redeeming Shares and/or Series A-1 Redeeming Shares (such sequence, the “Redemption Preference”), and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in accordance with the Redemption Preference, and, in each case, the full Redemption Price shall not be deemed to have been paid in respect of any Redeemable Preferred Share, and each Redeeming Preferred Shareholder shall remain entitled to all of its rights, including (without limitation) its voting rights and dividend rights. The Company shall use its best efforts to generate funds from all lawful sources to redeem and pay for the shortfall of the Redemption Price.

(o)

Before any holders of Redeemable Preferred Shares shall be entitled for redemption, such holder shall surrender his or her certificate or certificates representing such Redeemable Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and the Redemption Price shall be payable on the Redemption Date to the order of the person whose name appears on the Register of Members as the owner of such shares and each such certificate shall be cancelled on the Redemption Date and the register of Members updated. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares.

(p)

Once the Company has received a Redemption Request, it shall not (and shall not permit any subsidiary to) take any action which could have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all reasonable efforts as expeditiously as possible to increase the amount of legally available redemption funds including without limitation, causing any other Group Companies to distribute any and all available funds to the Company for purposes of paying the Redemption Price for all redeeming Redeemable Preferred Shares on the Redemption Date, and until the date on which each such redeeming Redeemable Preferred Shares is redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(q)

To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Redeemable Preferred Shares.

(r)	The redemption rights of the holders of Redeemable Preferred Shares as provided under Article 11 shall terminate upon the occurrence of a Qualified IPO.

(s)

Immediately following receipt of the Redemption Request in accordance with this Article 11, the Company shall deposit an amount equal to the aggregate Redemption Price with a bank or trust corporation reasonably acceptable to the Board of Directors (including the consent of the Series D Director, the Series C-1 Director, the Series C Director and the Series B Director) as a trust fund for the benefit of the relevant holders of Redeemable Preferred Shares, with irrevocable instructions and authority to the bank or trust corporation to pay the applicable amount of the aggregate Redemption Price for the applicable Redeemable Preferred Shares on or after the Redemption Date upon receipt of instruments of transfer and the certificate or certificates representing the shares of Redeemable Preferred Shares to be redeemed.

VARIATION OF RIGHTS OF SHARES

12.

If at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of at least sixty percent (60%) of the issued shares of that class or series or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class or series.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares except that the necessary quorum shall be one person holding or representing by proxy at least half of the issued shares of the class or series and that any holder of shares of the class or series present in person or by proxy may demand a poll.

13.

The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

14.

Subject to the provisions of the Shareholders Agreement, the Statute, these Articles and the Memorandum, the Company may (i) pay a commercially reasonable commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other, and (ii) pay, on any issue of shares, such brokerage fee as may be lawful and commercially reasonable.

NON-RECOGNITION OF TRUSTS

15.

No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by, the Shareholders Agreement, these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

CONVERSION OF PREFERRED SHARES

16.	The holders of Preferred Shares shall have the conversion rights as follows:

(a)

Right to Convert. Unless converted earlier pursuant to Article 16 (b) below, each Preferred Share shall be convertible, at the option of their respective holder(s), at any time after the date of issuance of such Preferred Share, into such number of fully paid and non-assessable Ordinary Shares. The conversion rate for the Series A Shares shall be determined by dividing the Series A Issue Price for each of the Series A Shares by its conversion price applicable to such Series A Share (the “Series A Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series A Conversion Price shall initially be equal to the Series A Issue Price, and shall be adjusted from time to time as provided below. The conversion rate for the Series A-1 Shares shall be determined by dividing the Series A-1 Issue Price for each of the Series A-1 Shares by its conversion price applicable to such Series A-1 Share (the “Series A-1 Conversion Price”), determined as hereafter provided, in effect on the date the certificates is surrendered for conversion. The initial Series A-1 Conversion Price shall initially be equal to the Series A-1 Issue Price, and shall be adjusted from time to time as provided below. The conversion rate for the Series B Shares shall be determined by dividing the Series B Issue Price for each of the Series B Shares by its conversion price applicable to such Series B Share (the “Series B Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series B Conversion Price shall initially be equal to the Series B Issue Price, and shall be adjusted from time to time as provided below. The conversion rate for the Series C Shares shall be determined by dividing the Series C Issue Price for each of the Series C Shares by its conversion price applicable to such Series C Share (the “Series C Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series C Conversion Price shall initially be equal to the Series C Issue Price, and shall be adjusted from time to time as provided below. The conversion rate for the Series C-1 Shares shall be determined by dividing the applicable Series C-1 Issue Price for each of the Series C-1 Shares by its conversion price applicable to such Series C-1 Share (the “Series C-1 Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series C-1 Conversion Price shall initially be equal to the applicable Series C-1 Issue Price, and shall be adjusted from time to time as provided below. The conversion rate for the Series C-2 Shares shall be determined by dividing the applicable Series C-2 Issue Price for each of the Series C-2 Shares by its conversion price applicable to such Series C-2 Share (the “Series C-2 Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series C-2 Conversion Price shall initially be equal to the applicable Series C-2 Issue Price, and shall be adjusted from time to time as provided below. The conversion rate for the Series D Shares shall be determined by dividing the applicable Series D Issue Price for each of the Series D Shares by its conversion price applicable to such Series D Share (the “Series D Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series D Conversion Price shall initially be equal to the applicable Series D Issue Price, and shall be adjusted from time to time as provided below. For the avoidance of doubt, the initial conversion ratio for each Preferred Share to Ordinary Share shall be 1:1.

(b)

Automatic Conversion. Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series A Share shall automatically be converted into Ordinary Shares at the then effective applicable Series A Conversion Price upon an initial public offering (such event being referred to herein as a “Series A Automatic Conversion”). Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series A-1 Share shall automatically be converted into Ordinary Shares at the then effective applicable Series A-1 Conversion Price upon a Qualified IPO (such event being referred to herein as a “Series A-1 Automatic Conversion”). Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series B Share shall automatically be converted into Ordinary Shares at the then effective applicable Series B Conversion Price upon a Qualified IPO (such event being referred to herein as a “Series B Automatic Conversion”). Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series C Share shall automatically be converted into Ordinary Shares at the then effective applicable Series C Conversion Price upon a Qualified IPO (such event being referred to herein as a “Series C Automatic Conversion”). Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series C-1 Share shall automatically be converted into Ordinary Shares at the then effective applicable Series C-1 Conversion Price upon a Qualified IPO (such event being referred to herein as a “Series C-1 Automatic Conversion”). Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series C-2 Share shall automatically be converted into Ordinary Shares at the then effective applicable Series C-2 Conversion Price upon a Qualified IPO (such event being referred to herein as a “Series C-2 Automatic Conversion”). Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series D Share shall automatically be converted into Ordinary Shares at the then effective applicable Series D Conversion Price upon a Qualified IPO (such event being referred to herein as a “Series D Automatic Conversion”, and the “Applicable Automatic Conversion” shall mean the applicable Series A Automatic Conversion, the Series A-1 Automatic Conversion, the Series B Automatic Conversion, the Series C Automatic Conversion, the Series C-1 Automatic Conversion, the Series C-2 Automatic Conversion or the Series D Automatic Conversion, as the case may be).

On and after the date of the Applicable Automatic Conversion, notwithstanding that any certificates for applicable Preferred Shares shall not have been surrendered for conversion, such Preferred Shares evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the Ordinary Shares to which such holder shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Ordinary Shares to which it shall be entitled and (iii) with respect to dividends declared but unpaid on such Preferred Shares prior to such conversion date.

(c)

Mechanics of Conversion. The Company shall give effect to any conversion pursuant to the Shareholders Agreement and these Articles by any of the following methods (or a combination thereof) and in all such cases the form, manner, timing and execution of the conversion shall, subject to the Shareholders Agreement and these Articles, occur as set out below: (i) provided that the total nominal par value of the shares being converted is equal to the total nominal par value of the shares into which they convert, the Company may, by resolution of the Board of Directors, redesignate shares of a particular class to shares of another class. Upon the passing of such resolution, each share to be converted shall be redesignated as a share of the class into which it is being converted (with the rights, privileges, terms and obligations of such class) and the converted share shall from that point form part of the class into which it has been converted (and shall cease to form part of the class from which it was converted); (ii) by the repurchase or redemption of the converting shares and, in consideration, the issue of the appropriate number of shares of the class into which such shares are to be converted. The Board of Directors has the authority (notwithstanding any other provision of these Articles to the contrary) to effect such repurchase or redemption and issue of shares in such manner as it considers appropriate and, in particular, may ascribe such value as it considers appropriate in good faith by way of determination of the repurchase or redemption price and issue price. Shares which are repurchased or redeemed pursuant to this Article are cancelled as a matter of law and shall not be re-issued as shares carrying a conversion right; and (iii) such other method as may be permitted by law from time to time as the Directors consider to be in the best interests of the Company.

No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. All Ordinary Shares (including any fractions thereof) issuable upon conversion of Series A Shares and/or the Series A-1 Shares by a holder thereof shall be aggregated for purposes of determining whether the issuance would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder thereof would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Applicable Conversion Price, unless the payment would amount to less than US$50.00 in aggregate payable to any single converting holder of Series A Shares, the Series A-1 Shares, the Series B Shares, the Series C Shares, the Series C-1 Shares, the Series C-2 Shares and/or the Series D Shares in which case such amount will not be distributed but shall be retained for the benefit of the Company.

Before any holder of the Series A Shares, the Series A-1 Shares, the Series B Shares, the Series C Shares, the Series C-1 Shares, the Series C-2 Shares and/or the Series D Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates therefore, such holder shall give not less than two (2) business days prior written notice to the Company at such office that it elects to convert the same and surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or of any transfer agent for the Series A Shares, the Series A-1 Shares, Series B Shares, the Series C Shares ,the Series C-1 Shares, the Series C-2 Shares and/or the Series D Shares on the expiry of such two (2) business days’ period; provided, however, that in the event of a Series A Automatic Conversion, a Series A-1 Automatic Conversion, a Series B Automatic Conversion, a Series C Automatic Conversion, a Series C-1 Automatic Conversion, a Series C-2 Automatic Conversion and/or a Series D Automatic Conversion pursuant to Article 16(b), the outstanding Series A Shares, the Series A-1 Shares, the Series B Shares, the Series C Shares, the Series C-1 Shares, the Series C-2 Shares and/or the Series D Shares shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Ordinary Shares issuable upon such Series A Automatic Conversion, Series A-1 Automatic Conversion, Series B Automatic Conversion, Series C Automatic Conversion, a Series C-1 Automatic Conversion, a Series C-2 Automatic Conversion and/or a Series D Automatic Conversion unless the certificates evidencing such Series A Shares, Series A-1 Shares, Series B Shares, Series C Shares, Series C-1 Shares, the Series C-2 Shares and/or Series D Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and has delivered to the Company an indemnity by the holder in a form reasonably satisfactory to the Directors.

The Company shall, as soon as practicable after such delivery, or such notification in the case of a lost certificate (subject to of an indemnity by the holder in a form reasonably satisfactory to the Directors), issue and deliver at such office to such holder of the Series A Shares, the Series A-1 Shares, the Series B Shares, the Series C Shares, the Series C-1 Shares, the Series C-2 Shares and/or the Series D Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Shares, the Series A-1 Shares, the Series B Shares, the Series C Shares, the Series C-1 Shares, the Series C-2 Shares and/or the Series D Shares to be converted, or in the case of a Series A Automatic Conversion, a Series A-1 Automatic Conversion, a Series B Automatic Conversion, a Series C Automatic Conversion, a Series C-1 Automatic Conversion, a Series C-2 Automatic Conversion and/or a Series D Automatic Conversion, on the date of, and immediately prior to, the closing of the initial public offering or a Qualified IPO, as the case may be, and the person or persons entitled to receive Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares at such time. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Series A Shares, the Series A-1 Shares, the Series B Shares, the Series C Shares, the Series C-1 Shares, the Series C-2 Shares and/or the Series D Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Series A Shares, the Series A-1 Shares, the Series B Shares, the Series C Shares, the Series C-1 Shares, the Series C-2 Shares and/or the Series D Shares being converted.

17.	Adjustments to Applicable Conversion Price.

(i)

Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Applicable Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective. Except to the limited extent in the case of a reverse stock split, combination, consolidation or other similar transaction or the readjustment set out herein, no adjustment of the Applicable Price pursuant to this Article 17 shall have the effect of increasing the Applicable above such Applicable in effect immediately prior to such adjustment.

(ii)

Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Applicable Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)

Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had such Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv)

Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Shares thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had such Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v)	Sale of Shares below the Applicable Conversion Price.

(A)

Adjustment of Applicable Conversion Price upon issuance of Additional Stock. In the event that the Company shall at any time after the Applicable Original Issue Date issue Additional Stock, without consideration or for a consideration per share less than the then Applicable Conversion Price in effect immediately prior to such issuance (such issuance price being referred to herein as the “Dilution Price”), then and in each such event the Applicable Conversion Price shall automatically be adjusted, as at the opening of business on the date of such issuance or sale, to a price equal to the Dilution Price, unless such adjustment of the Applicable Conversion Price is waived by the holders of at least a majority of the Series A Shares, the holders of at least a majority of the Series A-1 Shares, the Series B Majority, the holders of at least sixty percent (60%) of Series C Shares, the Series C-1 Majority, the Series C-2 Majority and/or the Series D Majority, as the case may be.

For purposes of this Article 17, “Additional Stock” shall mean all equity securities issued by the Company other than Ordinary Shares issued or issuable at any time (I) to officers, directors, employees and consultants of the Company pursuant to an employee stock option plan or pursuant to an amendment thereof as the Company may from time to time increase the number in the reserved shares thereunder, provided that such amendment is approved by the Board of Directors (including the affirmative consent or vote of each Preferred Director); (II) pursuant to adjustments made to share splits, combinations, subdivisions, recapitalizations or similar events in which all holders of Preferred Shares are entitled to participate on a pro rata basis or as a dividend or distribution with respect to the Preferred Shares; (III) upon conversion of the Preferred Shares or upon conversion or exercise of any outstanding warrants, rights, or options outstanding as of the Series D Original Issue Date; and (IV) pursuant to the acquisition of another corporation by the Company by merger or by acquisition that is approved by the Preferred Majority.

(B)

Determination of Consideration. For the purpose of making any adjustment to the Applicable Conversion Price or the number of Ordinary Shares issuable upon conversion of any Preferred Shares, as provided above:

(1)

To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(2)

To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board of Directors, including the affirmative consent or vote of each Preferred Director), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(3)

If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board of Directors, including the affirmative consent or vote of each Preferred Director) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(C)

No Exercise. If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, the Applicable Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Applicable Conversion Price which would have been in effect had such adjustment not been made.

(D)

Other Adjustment Events. If the holders of at least a majority of the then outstanding Series A Shares, the holders of at least a majority of the then outstanding Series A-1 Shares, the Series B Majority, the holders of at least sixty percent (60%) of Series C Shares, the Series C-1 Majority, the Series C-2 Majority and/or the Series D Majority (as the case may be) reasonably determine that an adjustment should be made to the Applicable Conversion Price as a result of one or more events or circumstances not referred to in this Article 17, the Company shall request such firm of internationally recognized independent accountants jointly selected by the Company and such holders, acting as experts, to determine as soon as practicable what adjustment (if any) to the Applicable Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect, and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination, the costs, fees and expenses of the accountants selected shall be borne by the Company.

(E)

Notices Regarding Winding-up. If, at any time when any Preferred Share is outstanding, a notice is given announcing the convening of a meeting of the Members of the Company for the purpose of passing a resolution for the winding up of the Company, the Company forthwith shall give notice to all holders of Preferred Shares. Each such holder of Preferred shall be entitled at any time within two (2) weeks after the date on which such notice is given (but not thereafter) to elect by notice in writing delivered to the Company to be treated as if it had, immediately before the date of the passing of such resolution, exercised its conversion rights in respect of all Preferred Shares of which it is the holder and it shall be entitled to receive an amount equal to the amount which it would have received had it been the holder of Ordinary Shares to which it would have become entitled by virtue of such exercise.

(F)	No Adjustment. No adjustment of the Applicable Conversion Price shall be made in an amount less than US$0.0001 per share.

18.

No Impairment. The Company will not, by amendment of its Memorandum or these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of the Articles 16 and 17 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Shares against impairment.

19.

Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to Article 17, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Preferred Shares subject to such adjustment or readjustment, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such Preferred Shares at such holder’s address as shown in the Company’s books. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Applicable Conversion Price then in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

GENERAL CONVERSION PROVISIONS

20.	Notices of Record Date. In the event that the Company shall propose at any time:

(a)	to declare any dividend or distribution upon its Ordinary Shares or other class or series of shares, whether in cash, property, stock, or other securities, and whether or not a regular cash dividend;

(b)	to offer for subscription pro rata to the holders of any additional shares of any class or series or other rights;

(c)	to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(d)

to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property, assets or business, or a majority of the capital stock of the Company, or to liquidate, dissolve, or wind up;

then, in connection with each such event, the Company shall send to each holder of Preferred Shares:

(i)

at least thirty (30) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subparagraphs (c) and (d) of this Article 20; and

(ii)

in the case of the matters referred to in subparagraphs (c) and (d) of this Article 20, at least thirty (30) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to each holder of Preferred Shares at the address for each such holder as shown on the books of the Company.

21.

Issue Taxes. The Company shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Ordinary Shares on conversion of any Preferred Shares pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

22.

Reservation of Stock Issuable upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of Preferred Shares, such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite Members’ approval of any necessary amendment to its Memorandum and these Articles.

LIEN ON SHARES

23.

The Company shall have a first and paramount lien and charge on all shares (not being a fully paid-up share) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

24.

The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

25.

To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

26.

The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

27. (a)

The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

28.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

29.

Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

30.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

31. (a)

The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven percent (7%) per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)

No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

32. (a)

If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

33.

A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

34.

A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

35.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

36.

The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

37.

In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

38. (a)

Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

39.

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF REGISTERED OFFICE & ALTERATION OF CAPITAL

40. (a)

Subject to and in so far as permitted by the provisions of the Shareholders Agreement, the Statute and these Articles, in particular Article 74, the Company may from time to time by a Special Resolution alter or amend its Memorandum otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i)

increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)

All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)

Without prejudice to Article 11 hereof and subject to the provisions of, the Shareholders Agreement the Statute and these Articles, the Company may by a Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

41.

For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 15 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

42.

In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 15 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

43.

If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

44.

All general meetings other than annual general meeting shall be called extraordinary general meetings. The Company may hold a general meeting as its annual general meeting but shall not (unless required by the Statute) be obligated to hold an annual general meeting. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

45. (a)

The Directors may whenever they think fit, and they shall on the requisition of Members of the Company who can at least at the date of the deposit of the requisition, (i) hold not less than one-tenth (1/10) of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, or (ii) constitute the Series C-1 Majority (provided that such Members shall only be entitled to such requisition once every calendar year), proceed to convene a general meeting of the Company.

(b)

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

46.

At least seven (7) days’ notice shall be given by the Board of Directors of an annual general meeting or any other general meeting to the Members whose names on the date of the notice appear as a shareholder in the register of Members of the Company and are entitled to vote at the meeting, unless such notice is waived either before, at, or after such annual or other general meeting (a) in the case of a general meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat or their proxies; and (b) in the case of any other general meeting, by holders of not less than the minimum number of shares required to approve the actions submitted to the Members for approval at such meeting, or their proxies (collectively, the “Required Consenters”). Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 45 have been complied with, be deemed to have been duly convened if it is so agreed by the Required Consenters.

47.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

48.

A general meeting shall be deemed duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy (i) the holders of more than fifty percent (50%) of the outstanding Ordinary Shares, and (ii) the Preferred Majority, provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy. No business shall be transacted at any general meeting unless the aforesaid quorum of Members is present at the time when the meeting proceeds to business.

49.

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

50.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same time and place seven (7) business days later or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within forty-five (45) minutes from the time appointed for the meeting, the Members present shall be a quorum. Other than the business as outlined in the notice to Members, no other business shall be determined at the adjourned meeting.

51.

The general meeting of the Company and any Group Company may be held and any Member or shareholder, as the case may be, may participate in such meeting, by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting are capable of hearing each other; and such participation shall be deemed to constitute presence in person at that meeting.

52.

The Chairman of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

53.

If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their numbers to be Chairman of the meeting.

54.

The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

55.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

56.

Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carded unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

57.	The demand for a poll may be withdrawn.

58.

Except as provided in Article 60, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

59.

In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

60.

A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

61.

Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote and on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

62.

Each Preferred Share shall carry such number of votes as is equal to the number of votes of Ordinary Shares then issuable upon the conversion of such Preferred Shares. The holders of Preferred Shares and the holders of Ordinary Shares shall vote together and not as a separate class, unless otherwise provided in these Articles, the Shareholders Agreement, the Memorandum and the Statute.

63.

In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

64.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

65.

No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

66.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

67.	On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

68.

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

69.

The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

70.

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

71.

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

72.

Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

73.

Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

PROTECTIVE PROVISIONS

74.

In addition to any other vote or consent or other limitations as required elsewhere in these Articles or by the Statute, the Company shall each take all steps necessary to ensure that none of the Group Companies shall directly or indirectly carry out any of the following actions, and no affirmative board or members’ resolution shall be adopted to directly or indirectly approve or carry out the same, except with the prior written consent of the Preferred Majority (for the purposes of this Article 74, the term “Company” means, unless where wholly inapplicable, each Group Company):

(a)

any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Shares (including change of the definition of Preferred Majority);

(b)

any action that, increases, reduces, cancels, authorizes, creates or issues any class or series of the Company securities (or warrants, options or similar rights to acquire such securities) or any other debt or equity securities (or warrants, options or similar rights to acquire such securities) of the Company except for the issuance of any securities that are specifically excluded from the definition of New Securities as defined in the Shareholders Agreement;

(c)

any action that repurchases, redeems or retires any of the Company’s voting securities other than pursuant to the redemption right of the holders of the Preferred Shares as provided herein or in the Shareholders Agreement, or contractual rights to repurchase Ordinary Shares or Preferred Shares by employees, directors or consultants of any Group Company, and issues any shares with such rights of repurchase or redemption, or any other action that has the effect of diluting or reducing the then effective shareholding of the Preferred Shareholders;

(d)	any share split, share consolidation or share dividend and any action that reclassifies or restructures in other methods the capital of the Company;

(e)	any alteration or amendment of this Articles or other constitutional documents;

(f)

any acquisition, merger, sale, consolidation, joint venture, establishment of any subsidiary, strategic alliance of any Group Company with or into one or more entities or any spin-off, sub-division, or any other transaction of a similar nature or having a similar economic effect as any of the foregoing, or other forms of restructuring of any Group Company;

(g)

the initial public offering of any of the shares or other equity or debt securities of any Group Company (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Group Company for the purposes of public offering);

(h)

the dissolution, liquidation, restructuring, bankruptcy, or winding up, the initiation of similar proceedings, or application for appointment of a receiver, manager, judicial manager or officer with similar functions;

(i)

any action that sells, transfers or disposes of all or a substantial part of the business, assets, intellectual property or goodwill of any Group Company, or purchases all or substantially all of the assets of another entity or acquisition of any entity, or any license of any material technology or intellectual property of any Group Company;

(j)	any distribution of profits amongst the shareholders by way of dividend (interim or otherwise), capitalization of reserves or otherwise;

(k)

the adoption, amendment or termination of the employee share incentive plan, or any other equity incentive plans for the benefit of any employees, officers, directors, contractors, advisors or consultants of any Group Company, any issuance thereunder and any increase of the total number of equity securities reserved for issuance thereunder;

(l)

any transaction between (i) any Group Company and (ii) any Shareholder or the director, officer or employee of any Group Company or their associates and affiliates, unless such transaction occurs in the ordinary course of business of the Group Company and on normal commercial terms and has been fully disclosed in writing to the Preferred Shareholders prior to the entering into of such transaction;

(m)	any transaction or matter in which any Group Company will act as guarantor or will be required to pledge its assets or provide collateral;

(n)	any change in the number of directors or the structure of the board of any Group Company;

(o)

any change, sale, pledge or disposal of the Company’s equity interest or registered capital, or creation of any kind of encumbrance thereon, or any sale, pledge, transfer, disposal or dilution of the Company’s direct or indirect equity interests in any other Group Company, or any approval of transfer of shares or equity interests in any Group Company;

(p)	design or approval of any future financing plans of the Company;

(q)	any termination, amendment or waiver of the series of the documents through which the PRC Subsidiary acquires control of the Domestic Enterprise;

(r)	any other actions that are not in the ordinary course of business.

75.

Without limitations as may be provided in the Articles, the following acts by the Group Companies shall in each case require the prior written approval of a majority of the Board of Directors including the affirmative votes of all Preferred Directors:

(a)	the acquisition (by way of purchase or otherwise) by any Group Company of any interest in any real property except a lease of office premises;

(b)	the adoption of the annual budget, business plan and the establishment of performance milestones or corporate benchmarks for the Group Companies, and any material deviations therefrom;

(c)

the establishment or acquisition of any subsidiary or joint venture with total investment amount in excess of US$1,000,000, or the establishment of any brands for companies other than the Group Companies;

(d)	incurrence of indebtedness in excess of US$2,000,000 individually or in excess of US$10,000,000 in the aggregate during any fiscal year out of the budget;

(e)	any loans by any Group Company to any director, officer or employee;

(f)	the purchase or lease by any Group Company of any motor vehicle valued in excess of US$150,000;

(g)

the purchase by any Group Company of any securities of any other company or any otherwise investment in any other company in excess of US$3,000,000 individually or US$10,000,000 in the aggregate in a twelve (12) month period;

(h)

any transaction(s) by any Group Company with value in excess of US$3,000,000 individually or US$10,000,000 in the aggregate during any fiscal year, whether as to the incurrence of capital commitment or capital expenditure, or the purchase or acquisition or lease of any assets or real property, or otherwise;

(i)	any creation, issuance or incurrence of any indemnity, debenture, security interest, lien, charge or other encumbrance on all or any part of the business, assets or rights of any Group Company;

(j)

the appointment and dismissing of CEO, COO and CFO; the increase in compensation of any of the five (5) most highly compensated employees of any Group Company by more than fifteen percent (15%) in a twelve (12) month period; the employees applied to this term will be the same ones who will sign the non-competition agreements before the First Closing (as defined in the Series D Share Purchase Agreement);

(k)	the appointment or removal of the auditor(s) of any Group Company and the determination of the fees, remuneration or other compensations of such auditor(s);

(l)	amendment of accounting and financial policies or change of the financial year of the Company;

(m)	settlement with other parties in regard to any material litigation, arbitration or other claims in which the Company is involved with target amount in excess of US$500,000; and

(n)	any termination or suspension of the business of any Group Company or any change in the nature or scope of the business of any Group Company.

DIRECTORS

76.	There shall be a Board of Directors consisting of a maximum of thirteen (13) persons (exclusive of alternate Directors).

77.	The thirteen (13) directors in the Board of the Company shall be elected in accordance with Article 78.

78. (a)

The holder(s) representing more than fifty percent (50%) of the then outstanding Series A-1 Shares, voting together as a single class on an as converted to Ordinary Shares basis, shall have the right to elect, remove from the office and replace one (1) Director to the Board of Directors (the “Series A-1 Director”).

(b)

The holder(s) representing more than fifty percent (50%) of the then outstanding Series B Shares, voting together as a single class on an as converted to Ordinary Shares basis, shall have the right to elect, remove from the office and replace one (1) Director to the Board of Directors (the “Series B Director”).

(c)

Ventech China III SICAR, as one of the holders of Series C Shares shall have the right to elect, remove from the office and replace one (1) Director to the Board of Directors (the “Series C Director”).

(d)

Arcadia Investment Limited, as one of the holders of Series C-1 Shares shall have the right to elect, remove from the office and replace one (1) Director to the Board of Directors (the “Series C-1 Director”).

(e)

CDH, as the holder of Series D Shares shall have the right to elect, remove from the office and replace one (1) Director to the Board of Director (the “Series D Director”, together with the Series A-1 Director, the Series B Director, the Series C Director and the Series C-1 Director, the “Preferred Directors”)

(f)

The holder(s) representing a majority of the then outstanding Ordinary Shares (excluding any Ordinary Shares issued on conversion of Preferred Shares), voting together as a single class, shall have the right to elect, remove from the office and replace eight (8) Directors to the Board of Directors (the “Ordinary Directors”). Appointment of any family member of the Founder to be a director of the Company shall be subject to prior written consent of the Preferred Majority. Without limiting the generality of the foregoing, when the Directors designated by holders of a majority of the Ordinary Shares are less than eight (8) persons, the Founder is entitled to exercise the voting right of the vacant Director(s) that should be designated by holders of a majority of the Ordinary Shares. The Founder shall initially be the Chief Executive Officer of the Company.

(g)

For so long as BAI GmbH holds any Preferred Share then outstanding, BAI GmbH shall have the right to appoint an observer to the Board and each committee thereof to attend board or board committee meetings of the Company or its affiliates in a non-voting observer capacity. For so long as CPC holds any Preferred Share then outstanding, CPC shall have the right to appoint an observer to the Board and each committee thereof to attend board or board committee meetings of the Company or its Affiliates in a non-voting observer capacity. For so long as ShanShuiCongRong Media Investment Co., Ltd ( 山水从容传媒投资有限公司) holds any Preferred Share then outstanding, ShanShuiCongRong Media Investment Co., Ltd (山水从容传媒投资有限公司) shall have the right to appoint an observer to the Board and each committee thereof to attend board or board committee meetings of the Company or its affiliates in a non-voting observer capacity. For so long as Primevera Inc. holds any Preferred Share then outstanding, Primevera Inc. shall have the right to appoint an observer to the Board and each committee thereof to attend board or board committee meetings of the Company or its Affiliates in a non-voting observer capacity. The Company shall provide such observers with the copies of all notices and materials at the same time and in the same manner as the same are provided to the Preferred Directors.

79.	Each director holds office until his or her successor takes office or until his or her earlier death, resignation or removal.

80.

The Board of Directors shall meet at least once each fiscal quarter, unless otherwise agreed by a vote of a majority of the Board of Directors, including the affirmative vote of each of the Preferred Directors.

81.

The Company shall reimburse the director(s) designated by the holders of Preferred Shares for all reasonable expenses relating to all Board activities. The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

82.

The Directors may by resolution award special remuneration to any Director undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

83.

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

84.

A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

85.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

86.

Subject to these Articles, a Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

87.

In addition to any further restrictions set forth in these Articles, no person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. Subject to the Shareholders Agreement and these Articles, a Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

88.

A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 100 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

89.

Subject to the exception contained in Article 96, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate

Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

90.

The business of the Company shall be managed in the best interests of the Company by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

91.

The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

92.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

93.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

94.

Subject to these Articles, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

95.

Subject to these Articles, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

96.	Subject to these Articles:

(a)

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards (which shall include all Preferred Directors or persons designated by such Preferred Directors) or any managers or agents and may fix their remuneration.

(c)

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

97.

Subject to these Articles, the Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

98.

Subject to these Articles, the Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

99.

Except as otherwise provided by these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, but no less frequent than four meetings every fiscal year with one meeting in each fiscal quarter, unless otherwise agreed by a vote of a majority of the Board, including the affirmative vote of each of the Preferred Directors. Questions arising at any meeting shall be decided by a majority of the votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting.

100.

A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least ten (10) business days’ written notice to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless such notice is waived in writing by all the Directors (or their alternates) either at, before or after the meeting is held, PROVIDED THAT the presence of a Director at a meeting shall be deemed to constitute a waiver on his part in respect of such meeting, and PROVIDED FURTHER if the notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 46 shall apply mutatis mutandis with respect to notices of meetings of Directors.

101.

The quorum necessary for the transaction of the business of the Directors shall be seven (7) Directors, including each Preferred Director, PROVIDED ALWAYS (i) a Director and his appointed alternate Director being considered only one person for this purpose, and (ii) if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

102.

A resolution signed by all members of the Board of Directors entitled to receive notice of a meeting of the Board of Directors shall be as valid and effectual for all purposes as a resolution of such Directors duly passed at a meeting of the Board duly convened, held and constituted.

103.

Subject to Article 101, the continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

104.

The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty (30) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

105.

Subject to these Articles, the Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors

106.

A committee may meet and adjourn as it thinks proper. Subject to Article 75, questions arising at any meeting shall be determined by a majority of votes of the members present, and the Chairman shall not have a second or casting vote.

107.

All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

108.

Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

109.

(a)     A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)     The provisions of Articles 68-73 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

110.	The office of a Director shall be vacated:

(a)     if he gives notice in writing to the Company that he resigns the office of Director;

(b)

if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	if he is found a lunatic or becomes of unsound mind.

APPOINTMENT AND REMOVAL OF DIRECTORS

111.

A Director can only be removed from the Board of Directors by the party or parties which appointed him as provided in Article 78, unless such director resigns voluntarily or the term of his service expires, in which case the party or parties entitled to appoint such director as provided in Article 78 shall be entitled to nominate a replacement to be appointed by the Board of Directors to fill the vacancy thus created.

112.

Directors may only be appointed to and removed from the Board by the relevant Members in accordance with the Shareholders Agreement and these Articles, in particular under the circumstances provided in Article 110 of these Articles.

PRESUMPTION OF ASSENT

113.

A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

114. (a)

The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or secretary-treasurer or some person appointed by the Directors for the purpose.

(b)

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)

A Director, the Secretary or some person appointed by the Directors for the purpose may affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

115.

The Company may have a president, a secretary or secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

116.

Subject to the Statute, the Shareholders Agreement and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

117.

The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

118.	Dividend Distribution

(a)

Each holder of Series D Shares shall be entitled to receive, prior and in preference to the holders of Series A-1 Shares, Series A Shares, the Series B Shares, the Series C Shares, the Series C-1 Shares, Series C-2 Shares and Ordinary Shares, dividends at the rate of eight percent (8%) of the applicable Series D Issue Price, per annum for each such share held by such holder (the “Series D Preferred Dividend”), payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative. No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until the Series D Preferred Dividend has been paid in full on each Series D Share.

(b)

After the Series D Preferred Dividend has been paid in full, each holder of Series C-2 Shares shall be entitled to receive, prior and in preference to the holders of Series A-1 Shares, Series A Shares, the Series B Shares, the Series C Shares, the Series C-1 Shares and Ordinary Shares, dividends at the rate of eight percent (8%) of the applicable Series C-2 Issue Price, per annum for each such share held by such holder (the “Series C-2 Preferred Dividend”), payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative. Subject to Article 118(a), no dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until the Series C-2 Preferred Dividend has been paid in full on each Series C-2 Share.

(c)

After the Series D Preferred Dividend and the Series C-2 Preferred Dividend has been paid in full, each holder of Series C-1 Shares shall be entitled to receive, prior and in preference to the holders of Series A-1 Shares, Series A Shares, the Series B Shares, the Series C Shares and Ordinary Shares, dividends at the rate of eight percent (8%) of the applicable Series C-1 Issue Price, per annum for each such share held by such holder (the “Series C-1 Preferred Dividend”), payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative. Subject to Article 118(a) and Article 118(b), no dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until the Series C-1 Preferred Dividend has been paid in full on each Series C-1 Share.

(d)

After the Series D Preferred Dividend, the Series C-2 Preferred Dividend and the Series C-1 Preferred Dividend have been paid in full, each holder of Series C Shares shall be entitled to receive, prior and in preference to the holders of Series A-1 Shares, Series A Shares, the Series B Shares and Ordinary Shares, dividends at the rate of eight percent (8%) of the Series

C Issue Price, per annum for each such share held by such holder (the “Series C Preferred Dividend”), payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative. Subject to Article 118(a), Article 118(b) and Article 118(c), no dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until the Series C Preferred Dividend has been paid in full on each Series C Share.

(e)

After the Series D Preferred Dividend, the Series C-2 Preferred Dividend, the Series C-1 Preferred Dividend and the Series C Preferred Dividend have been paid in full, each holder of Series B Shares shall be entitled to receive, prior and in preference to the holders of Series A-1 Shares, Series A Shares and Ordinary Shares, dividends at the rate of eight percent (8%) of the Series B Issue Price, per annum for each such share held by such holder (the “Series B Preferred Dividend”), payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative. Subject to Article 118(a), Article 118(b), Article 118(c) and Article 118(d), no dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until the Series B Preferred Dividend has been paid in full on each Series B Share.

(f)

After the Series D Preferred Dividend, the Series C-2 Preferred Dividend, the Series C-1 Preferred Dividend, the Series C Preferred Dividend and the Series B Preferred Dividend have been paid in full, each holder of Series A-1 Shares shall be entitled to receive, prior and in preference to the holders of Series A Shares and Ordinary Shares, dividends at the rate of eight percent (8%) of the Series A-1 Issue Price, per annum for each such share held by such holder (the “Series A-1 Preferred Dividend”), payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative. Subject to Article 118(a), Article 118(b), Article 118(c), Article 118(d) and Article 118(e), no dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to Series A Shares, Ordinary Shares or any other class or series of shares of the Company, unless and until the Series A-1 Preferred Dividend has been paid in full on each Series A-1 Share.

(g)	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

119.

The dividend shall be first paid to the holders of Series D Shares, Series C-2 Shares, Series C-1 Shares, Series C Shares, the Series B Shares and Series A-1 Shares in accordance with Article 118, and then to the holders of Series A Shares. After the preferential dividends relating to the Preferred Shares under Article 118 above have been paid in full or declared and set apart in any fiscal year of the Company, any additional dividends out of funds legally available therefor may be declared in that fiscal year for the Ordinary Shares and, if such additional dividends are declared, then such additional dividends shall be declared pro rata on the Ordinary Shares and all Preferred Shares on an as-converted basis. No dividends or other distributions shall be declared, paid or distributed (whether in cash or otherwise) on any Ordinary Share unless and until a dividend in the like amount and kind has first been declared on the Preferred Shares (on an as-if-converted basis), and has been paid in full to the holder(s) of such Preferred Shares pursuant to Article 118 and 119 above.

120.

Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

121.	Accrued dividends shall be payable in cash, or at the election of the shareholders of the Company, be converted into Ordinary Shares at the then effective Applicable Conversion Price.

122.

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

123.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

124.

Subject to these Articles, the Company may upon the recommendation of the Directors by Ordinary Resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). Subject to these Articles, the Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

125.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

126.

Subject to any agreement binding on the Company, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

127.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

Drag Along Rights

128 (a)

In the event that the Preferred Majority (collectively, the “Drag-Along Shareholders”) approve a transaction that qualifies as a Liquidation Event (each such transaction, a “Drag-Along Sale”) and the valuation of the Company immediately prior to the Drag-Along Sale reaches US$2,500,000,000 or more in the contemplated Drag-Along Sale, then, upon written notice from such Drag-Along Shareholders requesting them to do so, each of the other shareholders of the Company (the “Dragged Shareholders”) shall (i) vote, or give its written consent with respect to, all the Equity Securities held by them in favor of such proposed Drag-Along Sale and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Drag-Along Sale; (ii) sell, transfer, and/or exchange, as the case may be, all of its Equity Securities in such Drag-Along Sale to such purchaser (the “Potential Purchaser”) on the same terms and conditions as were agreed by the Drag-Along Shareholders; (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to or in connection with such proposed Drag-Along Sale; and (iv) take all actions reasonably necessary to consummate the proposed Drag-Along Sale, including without limitation amending the then existing Articles. If any Dragged Shareholder does not elect to vote, or give its written consent with respect to such proposed Drag-Along Sale, such Dragged Shareholder shall be obliged to purchase all the shares held by the Drag-Along Shareholders at the price. In such event, the Dragged Shareholders who do not wish to sell their shares shall make a matching offer to purchase from all other relevant shareholders the shares proposed to be sold by any other such shareholders on no less favorable terms than the bona fide offer made by the Potential Purchaser within thirty (30) business days of the issuance of the Drag-Along Notice.

(b)

Prior to making any Drag-Along Sale in which the Drag-Along Shareholders wish to exercise their rights under Article 128, the Drag-Along Shareholders shall provide the Company and the Dragged Shareholders with written notice (the “Drag-Along Notice”) not less than thirty (30) days prior to the proposed date of the Drag-Along Sale (the “Drag-Along Sale Date”). The Drag-Along Notice shall set forth: (a) the name and address of the purchaser(s), (b) the proposed amount and form of consideration to be paid, and the terms and conditions of payment offered by each of the purchasers, (c) the Drag-Along Sale Date, (d) the number of shares held of record by the Drag-Along Shareholders on the date of the Drag-Along Notice which form the subject to be transferred, sold or otherwise disposed of by the Drag-Along Shareholders, and (e) the number of shares of the Dragged Shareholders or description of substantially all of the assets of the Company to be included in the Drag-Along Sale.

(c)

On the Drag-Along Sale Date, each of Drag-Along Shareholders and the Dragged Shareholders shall each deliver or cause to be delivered an instrument of transfer and a certificate or certificates evidencing its Equity Securities to be included in the Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to such Potential Purchaser in the manner and at the address indicated in the Drag-Along Notice.

AUDIT

129.	The Auditor or Auditors of the Company shall be appointed or removed in accordance with Article 74 herein.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

130.

Auditors shall, following their appointment and at any other time during their term of office, upon request of the Directors, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

131.

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

132. (a)

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two (2) days having passed after the letter containing the same is sent as aforesaid.

(b)

Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

133.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

134.

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

135.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)    every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)    every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP

136.

Subject to Article 138, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute and these Articles, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

137.

Subject to Article 138, if the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And, if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of Preferred Shares.

LIQUIDATION PREFERENCE

138.	In the event of any liquidation, dissolution or winding up of the Company, or upon occurrence of a Liquidation Event, either voluntary or involuntary,

(a)

The holders of the Series D Shares shall be entitled to receive, prior to any distribution to the holders of Series A-1 Shares, Series A Shares, Series B Shares, Series C Shares, Series C-1 Shares, Series C-2 Shares and the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series D Share equal to the greater (the “Series D Preference Amount”) of (i) one hundred and fifty percent (150%) of the applicable Series D Issue Price, plus all declared but unpaid dividends thereon (as adjusted), (ii) the sum of one hundred percent (100%) of the applicable Series D Issue Price (as adjusted), plus a compounded ten percent (10%) per annum return measured from the actual payment date of purchase price of the Series D Shares to actual payment date of the Series D Preference Amount, and (iii) the aggregate amount that each such Series D Share shall be entitled to receive from the total proceeds in connection with such liquidation, dissolution, winding up, or Liquidation Event calculated on a pro rata basis and as-converted basis. If the Company has insufficient assets to permit payment of the Series D Preference Amount in full to all holders of Series D Shares, then the assets of the Company shall be distributed ratably to the holders of the Series D Shares in proportion to the full Series D Preference Amount each such holder of Series D Shares would otherwise be entitled to receive under this Article 138(a).

(b)

After the distribution of the Series D Preference Amount in full, the holders of the Series C-2 Shares shall be entitled to receive, prior to any distribution to the holders of Series A-1 Shares, Series A Shares, Series B Shares, Series C Shares, Series C-1 Shares and the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series C-2 Share equal to the greater (the “Series C-2 Preference Amount”) of (i) one hundred and fifty percent (150%) of the applicable Series C-2 Issue Price, plus all declared but unpaid dividends thereon (as adjusted), and (ii) the aggregate amount that each such Series C-2 Share shall be entitled to receive from the total proceeds in connection with such liquidation, dissolution, winding up, or Liquidation Event calculated on a pro rata basis and as-converted basis. If the Company has insufficient assets to permit payment of the Series C-2 Preference Amount in full to all holders of Series C-2 Shares, then the assets of the Company shall be distributed ratably to the holders of the Series C-2 Shares in proportion to the full Series C-2 Preference Amount each such holder of Series C-2 Shares would otherwise be entitled to receive under this Article 138(b).

(c)

After the distribution of the Series D Preference Amount and the Series C-2 Preference Amount in full, the holders of the Series C-1 Shares shall be entitled to receive, prior to any distribution to the holders of Series A-1 Shares, Series A Shares, Series B Shares, Series C Shares and the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series C-1 Share equal to the greater (the “Series C-1 Preference Amount”) of (i) one hundred and fifty percent (150%) of the applicable Series C-1 Issue Price, plus all declared but unpaid dividends thereon (as adjusted), and (ii) the aggregate amount that each such Series C-1 Share shall be entitled to receive from the total proceeds in connection with such liquidation, dissolution, winding up, or Liquidation Event calculated on a pro rata basis and as-converted basis. If the Company has insufficient assets to permit payment of the Series C-1 Preference Amount in full to all holders of Series C-1 Shares, then the assets of the Company shall be distributed ratably to the holders of the Series C-1 Shares in proportion to the full Series C-1 Preference Amount each such holder of Series C-1 Shares would otherwise be entitled to receive under this Article 138(c).

(d)

After the distribution of the Series D Preference Amount, the Series C-2 Preference Amount and the Series C-1 Preference Amount in full, the holders of the Series C Shares shall be entitled to receive, prior to any distribution to the holders of Series A-1 Shares, Series A Shares, Series B Shares and the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series C Share equal to the greater (the “Series C Preference Amount”) of (i) one hundred and fifty percent (150%) of the Series C Issue Price, plus all declared but unpaid dividends thereon (as adjusted), and (ii) the aggregate amount that each such Series C Share shall be entitled to receive from the total proceeds in connection with such liquidation, dissolution, winding up, or Liquidation Event calculated on a pro rata basis and as-converted basis. If the Company has insufficient assets to permit payment of the Series C Preference Amount in full to all holders of Series C Shares, then the assets of the Company shall be distributed ratably to the holders of the Series C Shares in proportion to the full Series C Preference Amount each such holder of Series C Shares would otherwise be entitled to receive under this Article 138(d).

(e)

After the distribution of the Series D Preference Amount, the Series C-2 Preference Amount, the Series C-1 Preference Amount and the Series C Preference Amount in full, the holders of the Series B Shares shall be entitled to receive, prior to any distribution to the holders of Series A-1 Shares, Series A Shares and the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series B Share equal to the greater (the “Series B Preference Amount”) of (i) one hundred and fifty percent (150%) of the Series B Issue Price, plus all declared but unpaid dividends thereon (as adjusted), and (ii) the aggregate amount that each such Series B Share shall be entitled to receive from the total proceeds in connection with such liquidation, dissolution, winding up, or Liquidation Event calculated on a pro rata basis and as-converted basis. If the Company has insufficient assets to permit payment of the Series B Preference Amount in full to all holders of Series B Shares, then the assets of the Company shall be distributed ratably to the holders of the Series B Shares in proportion to the full Series B Preference Amount each such holder of Series B Shares would otherwise be entitled to receive under this Article 138(e).

(f)

After the distribution of the Series D Preference Amount, the Series C-2 Preference Amount, the Series C-1 Preference Amount, the Series C Preference Amount and the Series B Preference Amount in full, the holders of the Series A-1 Shares and Series A Shares shall be entitled to receive, on a pro rata, pari passu basis but prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series A-1 Share or Series A Share equal to the greater (the “Series A Preference Amount”) of (i) one hundred and twenty percent (120%) of the Series A-1 or Series A Issue Price, plus all declared but unpaid dividends thereon (as adjusted), and (ii) the aggregate amount that each such Series A-1 or Series A Share shall be entitled to receive from the total proceeds in connection with such liquidation, dissolution, winding up, or Liquidation Event calculated on a pro rata basis and as-converted basis. If the Company has insufficient assets to permit payment of the Series A Preference Amount in full to all holders of Series A-1 Shares and Series A Shares, then the assets of the Company shall be distributed ratably to the holders of Series A-1 Shares and Series A Shares in proportion to the full Series A Preference Amount each such holder of Series A-1 Shares or Series A Shares would otherwise be entitled to receive under this Article 138(f).

(g)

After the distribution of the Series D Preference Amount, the Series C-2 Preference Amount, the Series C-1 Preference Amount, the Series C Preference Amount, the Series B Preference Amount and Series A Preference Amount in full, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Ordinary Shares.

INDEMNITY

139.

The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, Officer or trustee.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default respectively.

FINANCIAL YEAR

140.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

141.	Subject to the Statute, the Shareholders Agreement and these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

142.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute, these Articles and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.